Exhibit 10.28

FIRST AMENDMENT TO SUBLEASE
This First Amendment to Sublease (this "Amendment"), is entered into as of August 21, 2019, between LUCID SOFTWARE INC., a Delaware corporation ("Sublandlord"), and PLURALSIGHT, LLC, a Nevada limited liability company ("Subtenant"). Capitalized terms not otherwise defined herein shall have the meaning assigned in the Sublease (as defined below).

A.Sublandlord and Subtenant are parties to that certain Sublease, dated September 26, 2017 (the "Sublease") whereby Sublandlord leases to Subtenant (i) Suite 400 on the fourth floor of the Building, consisting of approximately 27,533 usable square feet and approximately 30,257 rentable square feet; and (ii) Suite 160 on the first floor of the Building, consisting of approximately 12,415 usable square feet and approximately 14,270 rentable square feet.

B.Sublandlord and Subtenant desire to amend the Sublease to extend the Sublease Term and to make such other modifications as set forth below.

NOW, THEREFORE, for good valuable consideration, the receipt of sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Amendment to Sublease Expiration Date. The definition of "Sublease Expiration Date" as set forth in Section 1 of the Sublease is hereby amended to read as follows:

"Sublease Expiration Date" means September 30, 2020.

2.Amendment to Sublease Basic Monthly Rent. The schedule contained within the definition of "Sublease Basic Monthly Rent" as set forth in Section 1 of the Sublease is hereby amended to read as follows (with footnotes to remain as set forth in the Sublease):

Periods	Sublease Basic Monthly Rent	Annual Cost Per Rentable Square Foot

October 1, 2017 through	$-0- per month	$-0-
October 31, 2017, inclusive

November 1, 2017 through	$73,121.08 per month	$29.00
January 31, 2018

February 1, 2018 through	$73,121.08 per month	$
February 28, 2018 inclusive

March 1, 2018 through	$107,606.92 per month	$29.00
September 30, 2018, inclusive

October 1, 2018 through	$110,315.64 per month	$29.73
September 30, 2019, inclusive

October 1, 2019 through	$113,061.47 per month	$30.47
September 30, 2020, inclusive

3.Removal of Sublease Extension. Section 2.2 of the Sublease entitled "Extension" is hereby deleted in its entirety. Sublandlord and Subtenant hereby acknowledge and agree that Subtenant shall not have any options to extend the Sublease Term beyond the Sublease Expiration Date (as modified by this Amendment).

4.Early Vacation of Premises. If Subtenant vacates the Premises prior to September 30, 2020 and Sublandlord either begins modifying the Premises or occupying the Premises (either directly or through a new subtenant), then the Sublease Expiration Date will be deemed to be the first date of such modification or occupation and all rent payment obligations shall terminate as of such date.

5.General Provisions. This Amendment constitutes an amendment to the Sublease. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Sublease, the terms of this Amendment shall control. Except as amended in this Amendment, all of the provisions, terms, conditions and agreements set forth in the Sublease are reaffirmed, ratified, confirmed and approved in their entirety and shall remain in full force and effect. This Amendment is binding upon the parties hereto and their heirs, successors and assigns. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

[END]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUBLANDLORD:		SUBTENANT:

LUCID SOFTWARE INC.,		PLURALSIGHT, LLC,
a Delaware corporation		a Nevada limited liability company

By:	/s/ Karl Sun	By:	/s/ James Budge
Name:	Karl Sun	Name:	James Budge
Title:	CEO	Title:	Chief Financial Officer

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